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                                                                  Exhibit 17


                             SPLIT-DOLLAR AGREEMENT



THIS AGREEMENT, made as of the 11th day of JULY, 2002, by and between NATIONAL COOPERATIVE BANK a Washington, District of Columbia corporation (hereinafter referred to as the "Employer"), and CHARLES E. SNYDER of Alexandria, Virginia (hereinafter referred to as the "Employee").

                                WITNESSETH THAT:

WHEREAS, the Employee is employed by the Employer as its President and Chief Executive Officer; and

WHEREAS, the Employer is desirous of retaining the services of the Employee and of assisting the Employee in paying for life insurance on his own life; and

WHEREAS, the Employer has determined that this assistance can be provided under a split dollar life insurance arrangement; and

WHEREAS, the Employee has applied for, and is the owner of the insurance policy or policies listed in the attached schedule hereto, hereinafter referred to as the "Policy" and the issuer(s) of which are hereinafter referred to as the "Insurer"; and

WHEREAS, the Employer and the Employee agree to make the Policy subject to this Agreement; and

WHEREAS, the Employee has assigned the Policy to the Employer as collateral for amounts to be advanced by the Employer under this Agreement by an instrument of assignment filed with the Insurer (hereinafter referred to as the "Assignment");

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Parties hereto hereby agree as follows:

1. The Parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the Assignment. The Employee shall be the sole and absolute owner of the Policy and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may be otherwise provided herein and in the Assignment.

2. The premium for the Policy will be paid by the Employer during the Employee's employment. Part of the premium paid by the Employer (the term insurance allocation) shall be paid by the Employer as agent for the Employee and shall be charged to the Employee as cash compensation, and for all purposes, including the Assignment, shall be deemed cash compensation and not Employer paid premium.

3. The Assignment shall not be terminated, altered or amended by the Employee without the express written consent of the Employer.

4. a. Except as otherwise provided herein, the Employee shall not sell, assign, transfer, borrow against, surrender or cancel the Policy without the express written consent of the Employer. Notwithstanding the forgoing, the Employee may borrow against, or withdraw cash value of, the Policy, so long as such borrowing or withdrawal does not reduce the collaterally assigned interest of the Employer, without action of the Employer's Board of Directors. However, Policy loan interest, if any, that may accrue



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     on any such transaction shall not reduce the collaterally assigned interest of the Employer, or if such may be the case, the Employee will pay such Policy loan interest in cash to the Insurer.

     b. The Employer shall not borrow against the Policy without the express written consent of the Employee.

     c. Upon the Employee's termination of employment, the Employee shall have the right to take any action with regard to that portion of the cash value of the Policy, if any, that is in excess of the collaterally assigned interest of the Employer without action of the Employer's Board of Directors.

5. In the event Employee's employment with the Employer is terminated for reasons other than death, disability or Cause, or if the Employee voluntarily terminates his employment with the Employer, the Employer shall be entitled to recover by partial surrender of the policy a portion of the cumulative Employer-paid premiums as follows:

     o If such termination occurs before the first anniversary of this Agreement, the Employer shall be entitled to recover 100% of the cumulative premiums paid by the Employer on or before the date of such termination.

     o If such termination occurs after the first anniversary but before the second anniversary of this Agreement, the Employer shall be entitled to recover 80% of the cumulative premiums paid by the Employer on or before the date of such termination.

     o If such termination occurs after the second anniversary but before the third anniversary of this Agreement, the Employer shall be entitled to recover 60% of the cumulative premiums paid by the Employer on or before the date of such termination.

     o If such termination occurs after the third anniversary but before the fourth anniversary of this Agreement, the Employer shall be entitled to recover 40% of the cumulative premiums paid by the Employer on or before the date of such termination.

     o If such termination occurs after the fourth anniversary but before the fifth anniversary of this Agreement, the Employer shall be entitled to recover 20% of the cumulative premiums paid by the Employer on or before the date of such termination.

     o If such termination occurs after the fifth anniversary of this Agreement, the Employer shall be entitled to recover 0% of the cumulative premiums paid by the Employer on or before the date of such termination.

     Any portion of the cumulative Employer-paid premiums that are not recoverable by the Employer as set forth above shall continue to be held in the Policy subject to the provisions of this Agreement. For purposes of this Agreement, the Employee shall be deemed to be disabled when he has become unable, by reason of physical or mental disability, satisfactorily to perform his duties for a period, after the expiration of any sick leave accumulated by him, of ninety (90) consecutive days or for a total period in any year of one hundred twenty (120) days, in either case as reasonably determined by, or to the reasonable satisfaction, of the Board of Directors of the Employer.

6. a. Anything to the contrary in this Agreement notwithstanding, in the event Employee's employment with Employer is terminated for Cause, then the Employer shall have the right to immediately recover all of the cumulative Employer-paid premiums. For purposes of this Agreement, "Cause" means Employer's termination of Mr. Snyder's employment based upon its reasonable belief, after the



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     exercise of due diligence, that Employee (i) consistently has failed to perform substantial duties of his position, (ii) consistently has performed substantial duties of his position in a grossly negligent manner, or (iii) has been guilty of bad faith or willful misconduct in performing or failing to perform substantial duties of his position and has failed to correct any such condition identified in subsections (i), (ii) or (iii), above, within a reasonable time after written notice by Employer of such condition; or
     (iv) has been convicted of a misdemeanor that causes material injury to the business or financial condition of Employer or (v) has been (A) convicted of a felony or (B) the subject of an information or indictment charging a felony; provided that, he shall be entitled to reinstatement, if requested, in the event no conviction is entered. For purposes hereof, "conviction" and "convicted" mean a final judgment on a verdict or finding of guilty, a plea of guilty, or a plea of nolo contendere.

     b. Anything to the contrary in this Agreement notwithstanding, in the event that within three years of the date of termination of the Employee's employment for any reason, Employee (a) acquires substantial ownership interest in or becomes employed by, affiliated with, or acts on behalf of any entity as an independent contractor in any form that is reasonably determined to be in direct competition with Employer, including, without limitation, the providing or arranging of blanket loans to housing cooperatives or the public or private securitization thereof or the securitization of loans in a manner similar to Employer's Capital Markets Assurance Corporation ("Cap Mac") securitization; (b) entices or induces any officer of Employer (including any of its affiliates) to leave the Employer for the purpose of engaging in a business that is or may reasonably be expected to become a direct competitor of Employer; or (c) divulges trade secrets or any other confidential information of material significance to Employer's business operations, the Employer shall have the right immediately to recover all of the cumulative Employer-paid premiums hereunder.

7. a. Upon the death of the Employee, the Employer shall promptly take all action necessary to obtain from the death benefit provided under the Policy all cumulative Employer-paid premiums that were not recovered by the Employer pursuant to Section 5, Section 6.a., and/or Section 6.b. hereof..

     b. The Employer shall have the unqualified right to receive a portion of such death benefit equal to the total amount of all cumulative Employer-paid premiums that were not recovered by the Employer pursuant to
     Section 5, Section 6.a., and/or Section 6.b. hereof.. The balance of the death benefit provided under the Policy, if any, shall be paid directly by the Insurer to the Employee's beneficiary or beneficiaries and in the manner designated by the Employee. No amount shall be paid from such death benefit to the beneficiary or beneficiaries designated by the Employee until the Employer or Insurer acknowledges in writing that the full amount due to the Employer hereunder has been paid. The parties hereto agree that the beneficiary designation provision of the Policy shall conform to the provisions hereof.

8. This Agreement shall terminate upon the Employee's death and the payment of proceeds pursuant to Section 7 of this Agreement.

9. a. If the Employee ceases to be employed by the Employer for whatever reason, the Employer's obligation to pay premiums shall immediately cease, but the Employee shall have the right to continue to keep the Policy in force either individually or through a subsequent Employer, subject to the requirement that the Policy cash value not be reduced through loans, premium payment options, or in any other manner below the amount needed to repay the Employer all cumulative Employer-paid premiums not previously recovered by the Employer under other provisions of this Agreement.

     b. If the Employee continues to keep the Policy in force until his death, termination of this Agreement shall be pursuant to Section 7 of this Agreement.



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     c. If the Employee does not continue to keep the Policy in force until his death, this Agreement will terminate upon the first day on which the Policy is not in force and the Employer will be repaid an amount equal to the lesser of the cumulative Employer-paid premiums not previously recovered by the Employer under other provisions of this Agreement or the cash surrender value as of the first date upon which the Policy is not in force.

10. The parties hereto agree that this Agreement shall take precedence over any provisions of the Assignment. The Employer agrees not to exercise any right possessed by it under the Assignment except in conformity with this Agreement.

11. This Agreement may not be amended, altered or modified except by a written instrument signed by both of the Parties hereto and may not be otherwise terminated except as provided herein.

12. a. The split-dollar arrangement contemplated herein is an exempt welfare plan under regulations promulgated under Title I of the Employee Retirement Income Security Act of 1974 ("ERISA").

     b. For purposes of ERISA, the Employer will be the "named fiduciary" and "plan administrator" of the split-dollar arrangement contemplated herein, and this Agreement is hereby designated as the written plan instrument.

     c. The Employee or any beneficiary of his may file a request for benefits with the plan administrator. If a claim request is wholly or partially denied, the plan administrator will furnish to the claimant a notice of its decision within ninety (90) days in writing, and in a manner to be understood by the claimant, which notice will contain the following information:

          (i) the specific reason or reasons for the denial;

          (ii) specific reference to pertinent plan provisions upon which the denial is based;

          (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such material or information is necessary.

          (iv) an explanation of the plan's claim-review procedure describing the steps to be taken by a claimant who wishes to submit his claim for review.

     d. A claimant or his authorized representative may, with respect to any wholly or partially denied claim,

          (i) request a review upon written application filed within sixty (60) days after receipt by the claimant of written notice of the denial of his claim;

          (ii) obtain or otherwise review copies of documents, at no charge, that are relevant to the denied claim; and

          (iii) submit issues, documents, and comments in writing.

     Any request or submission will be in writing and will be directed to the plan administrator. The plan administrator will have the sole responsibility for the review of any denied claim and will take all appropriate steps in light of its findings. The plan administrator will render a decision upon review of a denied claim within sixty (60) days after receipt of a request for review. If special circumstances warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of request for review. Written notice of any such extension,



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     the reasons for the extension, and the date by which the plan administrator expects to render the decision, will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision written in a manner to be understood by the claimant, as well as the specific references to the pertinent provisions of the plan on which the decision is based, and a statement that the claimant is entitled to receive, upon request and at no charge, reasonable access to and copies of all documents relevant to the claim. If the decision on review is not furnished to the claimant within the time limits described above, the claim will be deemed denied on review.

13. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assignees and the Employee and his permitted successors or assignees, and his heirs, executors, administrators and beneficiaries.

14. Except as may be preempted by ERISA, this Agreement, and the rights of the Parties hereunder, shall be governed by and construed in accordance with the laws of Washington, D.C.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its officer thereunto duly authorized and the Employee has hereunto set his hand and seal, all as of the day and year first above written.



                                       NATIONAL COOPERATIVE BANK


_______________________                By:______________________________________
Witness

                                       Title:___________________________________



________________________               _________________________________________
Witness                                CHARLES E. SNYDER








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                                   SCHEDULE A



INSURANCE CARRIER                                    POLICY NO.                         FACE AMOUNT
-----------------                                    ----------                         -----------
Nationwide Life Insurance Company                    N101253200                          $4,976,117





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